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EXHIBIT (D.1)

                               ADVISORY AGREEMENT

     AGREEMENT made as of the 8th day of May, 2000 between Barclays Global Fund Advisors, a corporation organized under the laws of the State of California (the "Adviser"), and WEBS Index Fund, Inc., a Maryland corporation (the "Company").

     WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Company engages in the business of an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Company intends to offer shares representing interests in each of the separate portfolios identified on Schedule A hereto (each, a "Series"); and

     WHEREAS, the Company desires to appoint the Adviser to serve as the investment adviser with respect to each Series; and

     WHEREAS, the Company may, from time to time, offer shares representing interests in one or more additional portfolios (each, an "Additional Series"); and

     WHEREAS, the Company may desire to appoint the Adviser as the investment adviser with respect to one or more Additional Series;

     NOW THEREFORE, the parties hereto hereby agree as follows:

1.   APPOINTMENT OF ADVISER

     a.   Series.  The Company hereby appoints the Adviser to act as investment
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          adviser for the Series listed on Schedule A for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     b.   Additional Series.  In the event the Company desires to retain the
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          Adviser to render investment advisory services hereunder with respect to any Additional Series, it shall so notify the Adviser in writing, indicating the advisory fee to be payable with respect to the Additional Series. If the Adviser is willing to render such services for such fee and on the terms provided for herein, it shall so notify the Company in writing, whereupon such Additional Series shall become a Series hereunder.

2.  DUTIES OF THE ADVISER

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     The Adviser shall be responsible for the general management of the
     Company's affairs. The Adviser, at its own expense (subject to the overall supervision and review of the Board of Directors of the Company), shall (i) furnish continuously an investment program for each Series in compliance with that Series' investment objective and policies, as set forth in the then-current prospectus and statement of additional information for such Series contained in the Company's Registration Statement on Form N-lA, as such prospectus and statement of additional information is amended or supplemented from time to time, (ii) determine what investments shall be purchased, held, sold or exchanged for each Series and what portion, if any, of the assets of each Series shall be held uninvested, (iii) make changes on behalf of the Company in the investments for each Series and
     (iv) provide the Company with records concerning the Adviser's activities that the Company is required to maintain and render reports to the Company's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall furnish to the Company all office facilities, equipment, services and executive and administrative personnel necessary for managing the investment program of the Company for each Series.

3.   ALLOCATION OF EXPENSES

     Subject to Section 4 below, the Company shall be responsible for and pay all expenses for Company operations and activities.

4.   ADVISORY FEE

     For the services to be provided by the Adviser hereunder with respect to each Series, the Company shall pay to the Adviser an annual gross investment advisory fee equal to the amount set forth on Schedule A attached hereto; provided, however, that the fee paid to the Adviser with respect to each Series shall be reduced by the aggregate of such Series' fees and expenses, other than (i) expenses of the Series incurred in connection with the execution of portfolio securities transactions on behalf of such Series, (ii) expenses incurred in connection with any distribution plan adopted by the Company in compliance with Rule 12b-1 under the 1940 Act, (iii) litigation expenses, (iv) taxes (including, but not limited to, income, excise, transfer and withholding taxes), (v) any cost or expense that a majority of the Directors of the Company who are not "interested persons" (as defined in the 1940 Act) deems to be an extraordinary expense and (vi) the advisory fee payable to the Adviser hereunder; and provided, further, that the Adviser shall reimburse the Company to the extent that the expenses of any Series (other than the expenses set forth in the foregoing proviso) exceed the amount set forth in Schedule A with respect to such Series.

     Schedule A shall be amended from time to time to reflect the addition and/or termination of any Series as a Series hereunder and to reflect any change in the advisory fees payable with respect to any Series duly approved in accordance with Section 7(b) hereunder. All fees payable hereunder shall be accrued daily and paid as soon as practicable after the last day of each calendar quarter.

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     In the case of commencement or termination of this Agreement with respect to any Series during any calendar quarter, the fee with respect to such Series for that quarter shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Series for the days during which it is in effect.

5.   PORTFOLIO TRANSACTIONS

     In connection with the management of the investment and reinvestment of the assets of the Company, the Adviser, acting by its own officers, directors or employees, is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Company. In executing portfolio transactions and selecting brokers or dealers, if any, the Adviser will use its best efforts to seek on behalf of a Series the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the 1934
     Act) provided to any Series of the Company. The Adviser may pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided. The Company acknowledges that any such research may be useful to the Adviser in connection with other accounts managed by it.

6.   LIABILITY OF ADVISER

     Neither the Adviser nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company or its shareholders in connection with the matters to which this Agreement relates; provided,
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     however, that no provision of this Agreement shall be deemed to protect the
     Adviser against any liability to the Company or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

7.   DURATION AND TERMINATION OF THIS AGREEMENT

     a.   Duration.  This Agreement shall become effective with respect to each
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          Series on the date hereof and, with respect to any Additional Series, on the date specified in the written notice received by the Company from the Adviser in accordance with paragraph 1(b) hereof

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          that the Adviser is willing to serve as Adviser with respect to such
          Series. Unless terminated as herein provided, this Agreement shall remain in full force and effect for one year from the date hereof with respect to each Series and, with respect to each Additional Series, for two years from the date on which such Series becomes a Series hereunder. Subsequent to such initial periods of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter with respect to each Series so long as such continuance with respect to such Series is approved at least annually
          (i) by either the Directors of the Company or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Series, and (ii), in either event, by the vote of a majority of the Directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     b.   Amendment.  Any amendment to this Agreement shall become effective
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          with respect to a Series upon approval of the Adviser and of a majority of Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval and a majority of the outstanding voting securities (as defined in the 1940 Act) of that Series.

     c.   Termination.  This Agreement may be terminated with respect to any
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          Series at any time, without payment of any penalty, by vote of the
          Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Series, or by the Adviser, in each case on sixty (60) days' prior written notice to the other party; provided, that a shorter notice period shall be permitted for a Series in the event its shares are no longer listed on a national securities exchange.

     d.   Automatic Termination.  This Agreement shall automatically and
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          immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

     e.   Approval, Amendment or Termination by a Series.  Any approval,
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          amendment or termination of this Agreement by the holders of a
          "majority of the outstanding voting securities" (as defined in the 1940 Act) of any Series shall be effective to continue, amend or terminate this Agreement with respect to any such Series notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Series affected thereby, and (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Company, unless such action shall be required by any applicable law or otherwise.

8.   SERVICES NOT EXCLUSIVE

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     The services of the Adviser to the Company hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

9.   MISCELLANEOUS

     a.   "iShares" Name.  The Company shall, at the request of the Adviser,
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          stop all use of the "iShares" name in the event that the Adviser or its affiliates is no longer the Company's investment adviser.

     b.   Notice.  Any notice under this Agreement shall be in writing,
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          addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notices.

     c.   Severability.  If any provision of this Agreement shall be held or
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          made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     d.   Applicable Law.  This Agreement shall be construed in accordance with
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          and governed by the laws of New York.

     e.   Execution by Counterpart.  This Agreement may be executed in any
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          number of counterparts, all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

                                          WEBS INDEX FUND, INC.



                                          By:  /s/ Nathan Most
                                          Name:  Nathan Most
                                          Title:  Presiden

                                          BARCLAYS GLOBAL FUND ADVISORS



                                          By:  /s/ Barclays Global Fund Advisors
                                          Name:  Barclays Global Fund Advisors
                                          Title:

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                                   Schedule A

Advisory Fee* for the Category I Series:

0.59% per annum of the aggregate net assets of the Category I Series less than or equal to $7.0 billion plus 0.54% per annum of the aggregate net assets of the Category I Series between $7.0 billion and $11.0 billion plus 0.49% per annum of the aggregate net assets of the Category I Series in excess of $11.0 billion

Category I Series:

Australia WEBS Index Series
Austria WEBS Index Series
Belgium WEBS Index Series
Canada WEBS Index Series
EMU WEBS Index Series
France WEBS Index Series
Germany WEBS Index Series
Hong Kong WEBS Index Series
Italy WEBS Index Series
Japan WEBS Index Series
Malaysia (Free) WEBS Index Series
Mexico (Free) WEBS Index Series
Netherlands WEBS Index Series
Singapore (Free) WEBS Index Series
Spain WEBS Index Series
Sweden WEBS Index Series
Switzerland WEBS Index Series
United Kingdom WEBS Index Series
USA WEBS Index Series

Advisory Fee* for Category II Series:

0.74% per annum of the aggregate net assets of the Category II Series less than or equal to $2 billion plus 0.69% per annum of the aggregate net assets of the Category II Series between $2 billion and $4 billion plus 0.64% per annum of the aggregate net assets of the Category II Series greater than $6 billion

Category II Series:

Brazil (Free) WEBS Index Series
Greece WEBS Index Series
Indonesia (Free) WEBS Index Series
Portugal WEBS Index Series
South Africa WEBS Index Series
South Korea WEBS Index Series
Thailand (Free) WEBS Index Series
Taiwan WEBS Index Series
Turkey WEBS Index Series

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*    Pursuant to Section 4 of this Advisory Agreement, the fee rates for a
     Series set forth in this Schedule A will be reduced, possibly to zero, by the expenses of the Series.

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